Exhibit 99.1

NEWS RELEASE

Vanda Pharmaceuticals Inc. Announces Exercise of Over-Allotment Option by Underwriters
ROCKVILLE, MARYLAND, April 21 /PRNewswire-FirstCall/ — Vanda Pharmaceuticals Inc. (NASDAQ: VNDA) announced today that the underwriters have exercised an over-allotment option to purchase an additional 214,188 shares of its common stock in connection with its initial public offering that priced on April 12, 2006. Including the over-allotment shares being purchased, the offering will total 5,964,188 shares at a public offering price of $10.00 per share, resulting in expected net proceeds to the Company of approximately $55.4 million (after payment of underwriting discounts, but excluding estimated offering expenses).
J.P. Morgan Securities Inc. and Banc of America Securities LLC are joint bookrunning managers for the offering. Thomas Weisel Partners LLC is co-manager for the offering.
A registration statement relating to the offered securities was declared effective by the Securities and Exchange Commission on April 12, 2006. The offering is being made by means of a written prospectus. Copies of the final prospectus relating to the offering may be obtained from J.P. Morgan Securities Inc., National Statement Processing, Prospectus Library, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or from Banc of America Securities LLC, 9 West 57th Street, New York, New York 10019.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
About Vanda Pharmaceuticals Inc.
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage product candidates for central nervous system disorders. The Company has three product candidates in clinical development. Vanda’s lead product candidate, iloperidone, is a compound for the treatment of schizophrenia and bipolar disorder and is in a Phase III clinical trial for schizophrenia. Vanda’s second product candidate, VEC-162, is a compound for the treatment of insomnia and depression which is currently in a Phase III clinical trial for insomnia. Vanda’s third product candidate, VSF-173, is a compound for the treatment of excessive sleepiness and is ready for a Phase II clinical trial. For more on Vanda Pharmaceuticals Inc., please visit www.vandapharma.com.
SOURCE Vanda Pharmaceuticals Inc.
04/21/2006
CONTACT: Steven A. Shallcross, Senior Vice President, Chief Financial Officer and Treasurer of Vanda Pharmaceuticals Inc., +1-240-599-4500

Web site: http://www.vandapharma.com
(VNDA)
CO: Vanda Pharmaceuticals Inc.